1ST ADDENDUM TO STANDARD SUBLEASE MULTI-TENANT

THE STANDARD SUBLEASE MULTI-TENANT BY AND BETWEEN NAVIO SYSTEMS, INC (SUBLESSOR) AND AMERICAN ETHANOL INC.(SUBLESSEE) DATED AS OF SEPTEMBER 6, 2007, FOR THE PROPERTY LOCATED AT 20400 STEVEN CREEK BLVD, SUITE 700, CUPERTINO, CALIFORNIA 95014 (SUBLEASE), IS AMENDED BY THIS 1ST ADDDENDUM DATED AS OF THE SAME DATE, AND INCORPORATED IN THAT SUBLEASE.

Section 1.3 Term

The following shall be added to the last paragraph in Section 1.3 Term:

Notwithstanding anything to the contrary in this Sublease, the Commencement Date shall not occur until the Consent of Master Lessor shall have been obtained. (described in Article 9 as amended below). Occupancy shall not occur until payment described in Section 1.7 of the Sublease has been made. No monies are due or owing from Sublessee until 1 business day after notification in writing of Master Lessor consent.

If the Commencement Date does not occur on or before October 29, 2007, this Sublease may be declared null and void by Sublessee.

Section 1.5 Base Rent

The following shall be added to the last paragraph in Section 1.3 Term:

Rent for any partial term shall be prorated on the basis of a 30 day month.

Sublessor shall promptly notify Sublessee in writing if Sublessor is in default of the Master Lease.

Section 1.6 Sublessee’s Share of Operating Expenses

The following shall be added to the last paragraph in Section 1.3 Term:

Sublessee’s share of Operating Expenses is twenty-nine and eight-tenths (29.8%) of the current share of Sublessor’s share of Operating Expenses under the Master Lease for the building, which represents its proportionate share of leased square feet Any increase in Sublessee’s share of Operating Expenses shall be limited to the actual cost of such annual increase in expense. The Sublessee shall have the right to audit operating expenses furnished by Master Lessor per the terms of Section 7 (b) (fifth paragraph) of the Master Lease. Sublessor will make its reasonably best efforts to cooperate with the Sublessee if Sublessee disagrees with the Operating Expense Reconciliation passed on by the Master Lessor.

Section 1.7 Base Rent and Monies Paid on Execution, is modified as follows:

The heading shall be modified to “Base Rent and Monies Paid at Commencement Date”

The heading of Section 1.7 (d) shall be modified to:” Total Due Upon Commencement Date of this Sublease”

Section 2.10 Common Area Changes

This section is deleted in its entirety.

Section 4.2 Common Area Operating Expenses

This section is deleted in its entirety. (please delete from form).
Common Area changes are as defined by the Section 7 of the Master Lease.

Section 9 Consent of Master Tenant

This Sublease shall not be effective unless Master Lessor shall approve the Sublease in writing. Such approval must occur on or before October 29, 2007.

The remainder of Section 9 remains in full force and effect.

THE FOLLOWING SECTIONS ARE ADDITIONS TO THE SUBLEASE:

Section 14 Building improvements.

At its sole cost and expense, Sublessor shall complete the following in good workmanlike condition prior to the Commencement of the Sublease. Such condition shall be approved by Subtenant before the Commencement Date.

1	Professionally steam clean the carpets
2
Paint the office area or provide “touch up” paint, including painting the demising wall, in a professional workmanlike manner in accordance with the Building Standard that has previously been approved by Master Lessor for a first class office space.

3
Demise the Premises from neighboring Suite 740 in a professional workmanlike manner in accordance with the Building Standard that has previously been approved by Master Lessor for demising walls between independent tenants in a first class office space.

Section 15 Furniture

Sublessor shall deliver the Premises to Sublessee in its currently configured condition, including all existing furniture. An inventory of the furniture will be provided and will be attached to the Sublease as an Exhibit. Sublessee shall have the right to use the FF&E throughout the term of the Sublease at no additional charge. Sublessee shall maintain the furniture at its sole cost and expense and leave the furniture upon the end of the Sublease in good condition, normal wear and tear excluded.

The furniture provided and the condition of same is attached as an exhibit to the Sublease.

Section 16 Right of First Refusal

The Sublessee shall have the Right of First Refusal for Suite 740. The Sublessor shall continue to market the adjacent space to any prospective tenant. Once business terms are agreed upon with a new prospective tenant, the Sublessor shall present said terms to the Sublessee. The Sublessee shall have three (3) days to accept these terms. If the Sublessee does not accept the proposed terms with written notice to Sublessor within three (3) business days, the Sublessor shall have the right to lease the space to the new prospective tenant.

Section 17 Option to Extend Term

A.
Terms of Option to extend. Subject to the conditions below, Sublessee shall have the option to extend the term of this Sublease for one (1) additional period of twenty five (25) months, in no event expiring beyond October 31, 2011. The extension period shall commence upon the expiration of the previous term. Sublessee's option to extend shall be subject to the following conditions:

(i)  Sublessee shall not be in default either at the time it gives Sublessor notice of its intent to extend or at the commencement of the extension term, and has not been ten (10) or more days late in the payment of rent more than a total of two (2) times during the Lease term. .

(ii) Sublessee shall be operating in the Premises in a manner consistent in all respects with this Sublease.

(iii) Sublessee shall give Sublessor unconditional written notice of the exercise of its option at least three (3) months but not more than nine (9) months prior to the expiration of the then current term, time being strictly of the essence, and any failure to give said notice within the required time period shall be deemed an election by Sublessee not to extend the term of the Lease.

(iv) The extension term shall be upon the same terms and conditions as are contained in the Sublease and this Addendum, except that the Base Rent shall be determined in accordance with Subsection B below. If Sublessee has exercised its option to extend, the phrase "Term" as used in the Sublease shall mean the initial term of the Sublease and the extension term. The option to extend shall be personal to Sublessee, and shall not be transferable or assignable to any other person or entity.

B.	Base Rent for the Option Period

Base Rent for the Option Period shall be a fixed increase of 3% of the Base Rent stated in the Sublease for the entire term of the Option Period.
Sublessee shall have the right to sublease/assign all or any portion of its Premises during the Term or extended Term of the Sublease to a qualified party or parties, subject to the approval of the Master Lessor, which shall not be unreasonably withheld or delayed.

Section 18 Sublet and Assignment

Sublessee shall have the right to sublet/assign all or any portion of its Premises during the Term or extended Term of the Sublease to a qualified party or parties, subject to the approval of the Master Lessor, which shall not be unreasonably withheld or delayed.

Section 19 Insurance

Sublessee shall be required to carry General Liability Insurance commercial insurance including the broad form endorsement for single limit liability coverage in an amount of $1,000,000. Sublessee will be required to carry property coverage on business personal property, excluding flood and earthquake coverage. Additionally, Sublessee will also carry an umbrella policy in the amount of $1,000,000.

The quality of the carriers shall be as described in the Master Lease. Sublessee will provide certificates of insurance on an annual basis and will name the Master Lessor and Sublessor as additional insureds.

This Addendum is executed at the date of the execution of the Sublease and is incorporated in full by this reference.

SUBLESSOR:	Navio Systems Inc.	SUBLESSEE:	American Ethanol Inc.
	A Delaware Corporation		A Nevada Corporation

BY:	/s/ Elmar Jakoby	BY:	/s/ Eric McAfee

BY:	Elmar Jakoby	BY:	Eric McAfee

Date:	September 6, 2007	Date:	September 6, 2007